Exhibit 99

For Immediate Release

Wright Investors’ Service Holdings, Inc. Reports Third Quarter 2015 Results

Greenwich, CT, November 6, 2015 -- Wright Investors’ Service Holdings, Inc.  (OTC Markets: WISH) announced today revenue of $1,536,000 for the three month period ended September 30, 2015, compared to $1,466,000 of revenue reported for the three month period ended September 30, 2014.  Loss from continuing operations was $(766,000) for the three month period ended September 30, 2015, $(0.04) per basic and diluted share, compared to a loss from continuing operations of $(811,000), $(0.04) per basic and diluted share, for the three month period ended September 30, 2014.

The Company reported revenue of $4,519,000 for the nine month period ended September 30, 2015, compared to $4,375,000 of revenue reported for the nine month period ended September 30, 2014.  Loss from continuing operations was $(2,399,000) for the nine month period ended September 30, 2015,  $(0.12) per basic and diluted share, compared to a  loss from continuing operations of $(1,821,000), $(0.10) per basic and diluted share, for the nine month period ended September 30, 2014. The results for the nine month period ended September 30, 2014 included a gain of $719,000 on the sale of the Company’s investment in MXL.

For the three months ended September 30, 2015, Adjusted EBITDA (Earnings (loss) Before Interest, Taxes, Depreciation and Amortization), as stated before equity compensation expense, change in liability for contingent consideration, amortization of stay and retention bonuses, relocation and severance costs and the gain on the sale of MXL, was $(174,000)  as compared to $(535,000) for the same period last year.

For the nine month period ended September 30, 2015, Adjusted EBITDA, before equity compensation expense, change in liability for contingent consideration, amortization of stay and retention bonuses, relocation and severance costs and the gain on the sale of MXL, was $(998,000) as compared to $(1,669,000) for the first nine months of 2014.

Mr. Harvey Eisen, Chairman and Chief Executive Officer stated that “Our operating results have improved primarily due to increased revenues and reduced operating costs. We are committed to our goal of increasing assets under management in all of our business channels and will continue to identify new operating efficiencies”.

Wright Investors’ Service Holdings, Inc. through its wholly-owned subsidiary Wright Investors’ Service, Inc. is an investment management and financial advisory firm that is known for its disciplined and quality focus.  For more than 50 years, Wright has used well-defined and sophisticated investment strategies to help institutions, plan sponsors, bank trust departments, trust companies and individual investors achieve their financial objectives through a sensible approach to managing assets that balances risk and return.  At the center of Wright’s investment process is the Wright Investment Committee.  The Committee consists of a select group of senior investment professionals who are supported by an experienced staff. Founded as a research organization in 1960, Wright develops and publishes investment research reports on over 35,000 companies worldwide along with its established investment commentaries on the economy and investment markets.

Forward-Look Statements

This press release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements regarding the Company’s long-term growth prospects. Forward-looking information may be identified by such forward-looking terminology as “anticipate,” “believe,” “may,” “will,” and similar terms or variations of such terms.  These forward-looking statements involve significant risks and uncertainties, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements.  Additional information on these and other risks, uncertainties and factors is included in Wright’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed by the Company with the SEC. You are urged to consider all such risks and uncertainties.  In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved.  All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to, and do not plan to, update any such forward-looking statements, other than as required by law.

Contact:
Wright Investors’ Service Holdings, Inc.
Ira J. Sobotko
Vice President and Chief Financial Officer
914-242-5778

Tables Follow:

WRIGHT INVESTORS’ SERVICE HOLDINGS, INC.
 Non- GAAP Reconciliation- EBITDA and Adjusted EBITDA
(in thousands)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Loss from continuing operations	$(766)	$(811)	$(2,399)	$(1,821)
Interest expense and other, net	81	22	162	37
Income tax expense (benefit)	11	(54)	44	(115)
Depreciation and amortization	163	163	490	492
EBITDA	(511)	(680)	(1,703)	(1,407)

Equity based compensation	127	84	344	247
Change in liability for contingent consideration	176	27	196	109
Amortization of stay and retention bonuses	34	34	101	101
Relocation and severance costs	-	-	64
Gain on sale of Investment in MXL	-	-	-	(719)
Adjusted EBITDA	$(174)	$(535)	$(998)	$(1,669)

EBITDA is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back net interest expense, income tax expense, and depreciation and amortization to net income. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or cash flow, or as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA is calculated as EBITDA prior to non-cash stock compensation expense and non-recurring items shown above.

WRIGHT INVESTORS' SERVICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Investment management services	$627	$647	$1,867	$1,974
Other investment advisory services	721	664	2,136	1,952
Financial research and related data	188	155	516	449
	1,536	1,466	4,519	4,375
Expenses
Compensation and benefits	1,176	1,294	3,693	3,842
Other operating	858	988	2,823	3,042
	2,034	2,282	6,516	6,884

Operating loss	(498)	(816)	(1,997)	(2,509)

Interest expense and other, net	(81)	(22)	(162)	(37)

Gain on sale of investment in MXL	-	-	-	719

Change in fair value of contingent consideration	(176)	(27)	(196)	(109)
Loss from continuing operations before income taxes	(755)	(865)	(2,355)	(1,936)

Income tax (expense) benefit	(11)	54	(44)	115

Loss from continuing operations	(766)	(811)	(2,399)	(1,821)

Income from discontinued operations, net of taxes	-	-	-	315

Net loss	$(766)	$(811)	$(2,399)	$(1,506)

Basic and diluted (loss) income per share
Continuing operations	$(0.04)	$(0.04)	$(0.12)	$(0.10)
Discontinued operations	-	-	-	0.02
Net loss	$(0.04)	$(0.04)	$(0.12)	$(0.08)